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                                                                    EXHIBIT 10.7

                                 ROCKVILLE BANK
                        CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

      The Boards of Directors (the "Board") of Rockville Bank (the "Bank") and Rockville Financial, Inc. (the "Company") recognize that, as is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Bank or the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees, to the detriment of the Bank, the Company and the shareholders of the Company.

      The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Bank, the Company and the shareholders of the Company. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Bank, the Company and the shareholders of the Company, without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

      In addition, the Board believes that it is consistent with the Bank's employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control.

      Accordingly, the Board has determined that appropriate steps should be taken to assure the Bank of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat, or occurrence of a Change in Control.

      Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

                                    ARTICLE I

                              ESTABLISHMENT OF PLAN

      As of the Effective Date, the Employer hereby establishes a separation compensation plan known as the Rockville Bank Change in Control Severance Plan, as set forth in this document.

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                                   ARTICLE II

                                   DEFINITIONS

      As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

      (a) ANNUAL INCENTIVE AWARD. The annual cash incentive, if any, that a Participant is eligible to earn pursuant to the Bank's incentive plan.

      (b) ANNUAL SALARY. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Bank or deferred pursuant to a written plan or agreement with the Bank.

      (c) BANK. Rockville Bank and its subsidiaries and any successors thereto.

      (d) BOARD. The Board of Directors of the Bank.

      (e) CAUSE. With respect to any Participant: (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Bank (other than any such failure resulting from the Participant's incapacity due to physical or mental illness or Disability) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company, the Bank and/or their affiliates, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Bank or his designee, which demand specifically identifies the manner in which the Chief Executive Officer or his designee believes that the Participant has not substantially performed the Participant's duties and the demonstrable and material damage caused thereby or (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, the Bank or their affiliates, monetarily or otherwise. No act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Bank and the Company.

      (f) CHANGE IN CONTROL. The occurrence of any of the following events:

                  (i) the Company, or the mutual holding company parent of the Company, whether it remains a mutual holding company or converts to the stock form of organization (the "Mutual Holding Company"), merges into or consolidates with another corporation, or merges another corporation into the Company or the Mutual Holding Company, and as a result, with respect to the Company, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by "Persons" as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as

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                  amended (the "Exchange Act") who were stockholders of the
                  Company immediately before the merger or consolidation or, with respect to the Mutual Holding Company, less than a majority of the directors of the resulting corporation immediately after the merger or consolidation were directors of the Mutual Holding Company immediately before the merger or consolidation;

                  (ii) following a conversion of the Mutual Holding Company to the stock form of organization, any Person (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company), becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the resulting corporation representing 25% or more of the combined voting power of the resulting corporation's then-outstanding securities;

                  (iii) during any period of twenty-four months (not including any period prior to the Effective Date of this Plan), individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections (i), (ii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's securities) whose election by the board of directors of the Company or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (v) the board of directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

      (g) COBRA. The Consolidated Omnibus Reconciliation Act of 1985, as amended from time to time.

      (h) CODE. The Internal Revenue Code of 1986, as amended from time to time.

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      (i) COMMITTEE. The Human Resources Committee of the Board.

      (j) COMPANY. Rockville Financial Inc. and any successor thereto.

      (k) DATE OF THE CHANGE IN CONTROL. The date on which a Change in Control occurs.

      (l) DATE OF TERMINATION. The date on which a Participant ceases to be an Employee.

      (m) DISABILITY. A termination of a Participant's Employment for disability within the meaning of Section 409A of the Code and the regulations thereunder.

      (n) EFFECTIVE DATE. The date specified in the resolution of the Board adopting this Plan.

      (o) EMPLOYEE. A person in the employ of the Bank who is not a party to an employment or change in control agreement with the Bank as of the Date of Termination. Notwithstanding the foregoing, individuals who are considered by the Bank to be independent contractors or non-benefits employees, even if they are determined to be employees of the Bank for any other purpose, shall not be eligible to participate in the Plan. The characterization in the Bank's records of the relationship between the individual and the Bank shall be conclusive as to the individual's status for purposes of this Plan.

      (p) EMPLOYMENT. The state of being an Employee.

      (q) ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      (r) GOOD REASON. With respect to any Participant, (i) without the Participant's express written consent, the assignment to the Participant of any duties inconsistent in any respect with the Participant's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities immediately before the Change in Control, or any other action by the Bank which results in a significant diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Participant; (ii) any material reduction in the Participant's Annual Salary, other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Participant; (iii) the Bank's requiring the Participant to relocate his or her principal place of business to a place which is more than fifty miles from his or her previous principal place of business; (iv) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or
(v) any failure by the Bank or the Company to comply with and satisfy Article V of the Plan.

      (s) HIGHEST ANNUAL INCENTIVE AWARD . With respect to any Participant who is entitled to annual incentive compensation, the greater of (i) the portion of the Participant's annual target incentive compensation potentially payable in cash to the Participant (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination or

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(ii) the portion of the Participant's annual incentive compensation that became payable in cash to the Participant (i.e., excluding the portion payable in stock or in other non-cash awards) for the latest year preceding the year of termination based on performance actually achieved in that latest year.

      (t) PARTICIPANT. An individual who is designated as such pursuant to
Section 3.1.

      (u) PLAN. The Rockville Bank Change in Control Severance Plan.

      (v) PLAN ADMINISTRATOR. The Human Resources Committee of the Board shall be the Plan Administrator, except that any action authorized to be taken by the Plan Administrator may also be taken by any committee or person(s) duly authorized by the Human Resources Committee of the Board or the duly authorized delegees of such duly authorized committee or person(s).

      (w) POTENTIAL CHANGE IN CONTROL. A "Potential Change in Control" shall be deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(ii) any Person (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), including the Company, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

      (x) RETIREMENT. A termination by Retirement shall have occurred where a Participant's termination is due to his or her late, normal, or early retirement within the meaning provided under the qualified retirement plan sponsored by the Bank, regardless of whether such Participant shall be eligible to participate in such qualified retirement plan.

      (y) SEPARATION BENEFITS. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

      (z) SEPARATION PERIOD. The period of weeks determined by multiplying a Participant's Years of Service as of the Date of Termination by two. For example, the Separation Period for a Participant who had five Years of Service as of the Participant's Date of Termination would be ten weeks.

      (aa) WARN ACT. The Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. Sections 2101 - 2109, and any similar state law.

      (bb) YEARS OF SERVICE. With respect to any Participant, the number of years of service that are credited to the Participant for vesting purposes under the Bank's 401(k) Plan.

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                                   ARTICLE III

                                   ELIGIBILITY

      3.1 PARTICIPATION. Each Employee who has completed one or more Years of Service as of the Date of the Change in Control shall be a Participant in the Plan.

      3.2 DURATION OF PARTICIPATION. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when he or she ceases to be an Employee of the Bank, unless, at the time he or she ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence that constitutes Good Reason that would enable the Participant to terminate his or her Employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

                                   ARTICLE IV

                               SEPARATION BENEFITS

      4.1 TERMINATIONS OF EMPLOYMENT WHICH GIVE RISE TO SEPARATION BENEFITS UNDER PLAN. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time before the second anniversary of the Date of the Change in Control, the Participant's Employment is terminated (i) by the Company for any reason other than Cause, Death, Disability, or Retirement; or
(ii) by the Participant within sixty days after the occurrence of Good Reason.

      4.2 SEPARATION BENEFITS

      (a) If a Participant's employment is terminated under circumstances entitling the Participant to Separation Benefits as provided in Section 4.1, the Bank shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in subsection (b) below and provide for the continued benefits set forth in subsection (c) below. For purposes of determining the benefits set forth in subsection (b), if the termination of the Participant's employment is for Good Reason after there has been a reduction of the Participant's Annual Salary, such reduction shall be ignored.

      (b) The cash lump sum referred to in Section 4.2(a) is the aggregate of the following amounts:

            (i) the sum of (1) the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Participant's Highest Annual Incentive Award and (y) a fraction, the numerator of which is the number of days in the year of termination through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto; and

            (ii) an amount equal to 1/26th of the sum of (1) the Participant's Annual Salary and (2) the Participant's Highest Annual Incentive Award, multiplied by the Participant's Years of Service.

      (c) If the Participant elects to receive after the Date of Termination continued coverage under the Bank's health plan in accordance with COBRA, the Bank will subsidize the cost of such COBRA continuation coverage during the Separation Period such that the cost charged to the Participant for such coverage during the Separation Period shall not be greater than the cost charged to an active Employee participating in the Bank's health plan for the same type and level of coverage. Following the Separation Period, the Participant may continue such COBRA continuation coverage on an unsubsidized basis in accordance with the requirements of COBRA otherwise applicable to qualified beneficiaries electing COBRA continuation coverage. The maximum COBRA continuation period available to any Participant shall take into account any period of subsidized coverage provided in accordance with this Section 4.2(c) and the Participant's COBRA continuation period shall be deemed to commence as of the date of commencement of any such subsidized coverage.

      4.3 OTHER BENEFITS PAYABLE. The cash lump sum and continuing benefits described in Section 4.2 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options, or other benefits which may be owed to a Participant upon or following termination, including but not limited to amounts or benefits payable under any retirement plan, stock plan, life insurance plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under any WARN Act or other applicable law.

      4.4 RESTRICTIONS ON PAYMENTS BY THE BANK.

      (a) Anything in this Plan to the contrary notwithstanding, if the payments and benefits provided pursuant to Section 4.2 of the Plan, either alone or together with other payments and benefits which a Participant has a right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code to the extent applicable, the payments and benefits payable by the Bank pursuant to Section 4.2 shall be reduced, in the manner determined by the Participant, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Bank under Section 4.2 being nondeductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 4.2 shall be based upon the opinion of independent counsel selected and paid by the Bank. Such counsel shall promptly prepare the foregoing opinion, but in no event later than 30 days from the Date of Termination.

      (b) Anything in this Plan to the contrary notwithstanding, (i) any payments made pursuant to this Plan shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder; and (ii) payments contemplated to be made by the Bank pursuant to this Plan shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued by the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation.

      (c) As a condition to receipt of any payments or benefits provided for in
Section 4.2, a Participant shall be required to execute a general release agreement, in substantially the form set forth in Attachment A to this Plan, releasing any and all claims arising out of the Participant's employment other than enforcement of the Participant's rights under this Plan and rights to indemnification under any agreement, law, Bank or Company organizational document or policy, or otherwise.

      4.5 PAYMENT OBLIGATIONS ABSOLUTE. Except as otherwise provided in Sections
4.4 (a) and (b), the obligations of the Company and the Bank to pay the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company or the Bank may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

                                    ARTICLE V

                                   SUCCESSORS

      The Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession had taken place. As used in this Plan, "Bank "and "Company" shall mean the Bank and the Company respectively as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise and, in the case of an acquisition of the Bank or the Company in which the corporate existence of the Bank or the Company, as the case may be, continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Bank and the Company may transfer and assign this Plan and the Bank's and the Company's rights and obligations hereunder.

                                   ARTICLE VI

                              DURATION, AMENDMENT,
                                 AND TERMINATION

      Except in the event of a Potential Change in Control, this Plan is subject to change or termination, in whole or in part, at any time without notice, in the Board's sole discretion. In the event of a Potential Change in Control, this Plan may not be terminated or amended to reduce the benefits provided hereunder; provided, however, if no Change in Control has occurred within two years after such Potential Change in Control, this Plan may be terminated or amended, in the Board's sole discretion, at the end of such two-year period. If a Change in Control has occurred within two years after such Potential Change in Control, this Plan shall continue in full force and effect and shall not terminate or expire until the later of: (1) the second anniversary of the Date of the Change in Control; and (2) the date as of which all Participants entitled to any payments or benefits hereunder as a result of such Change in Control have received such payments and benefits in full.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment, nor does it impose on the Participant or the Bank any obligation for the Participant to remain an Employee or change the status of the Participant's employment or the Bank's policies regarding termination of employment.

      7.3 ADMINISTRATION. The Plan Administrator shall have sole discretionary authority to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, and, to adopt, amend and rescind rules and regulations for the administration of the Plan and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding on all persons. Notwithstanding the foregoing, nothing in this Section 7.3 shall be construed to contravene the restrictions against amendment or termination of the Plan as provided in Article VI.

      7.4 CLAIMS PROCEDURE.

            (a) INITIAL CLAIM REVIEW. Claims for benefits under the Plan may be filed in writing with the Plan Administrator. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period). In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedures and the time limits applicable to such procedures, including a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

            (b) CLAIM REVIEW PROCEDURE. Any Employee, former Employee, or authorized representative or beneficiary of either, who has been denied a benefit by a decision of the Plan

Administrator shall be entitled to request a review of the denied claim. The claimant may submit a written request for review to the Plan Administrator no later than 60 days after the date on which such denial is received by such claimant. The claimant may submit written comments, documents, records and other information relating to the claim to the Plan Administrator. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant with written or electronic notice of the decision on review within 60 days after the request for review is received by the Plan Administrator (or within 120 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 60-day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA and that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

      (c) EXHAUSTION OF REMEDY. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he/she has first exhausted the procedures set forth in (b) and (c) above.

      7.5 UNFUNDED PLAN STATUS. All payments pursuant to the Plan shall be made from the general funds of the Bank and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Bank or the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Bank may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Bank's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

      7.6 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      7.7 GOVERNING LAW. The validity, interpretation, construction, and performance of the Plan shall in all respects be governed by the laws of Connecticut, without reference to principles of conflict of law, except to the extent preempted by ERISA.

         7.8 NONASSIGNABILITY. The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law.

                                  ATTACHMENT A

                                    RELEASE

      We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to Rockville Bank to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under the Change in Control Severance Plan for Rockville Bank (the "Plan"), and more specifically enumerated in
Exhibit 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge Rockville Financial, Inc., its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the "Company") and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter "those associated with the Company") with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., the Connecticut Fair Employment Practices Act, C.G.S. Section 46a-51 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) your rights under the Plan or your right to enforce the terms of the Plan; (ii) any rights you may have to indemnification under any agreement, law, Company organizational document or policy, or otherwise; (iii) any rights you may have to benefits under the Company's benefit plans; or (iii) your right to enforce this Release.

By signing this Release, you further agree as follows:

      i. You have read this Release carefully and fully understand its terms;

      ii. You have had at least twenty-one (21) days to consider the terms of the Release;

      iii. You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

      iv. You have been advised to seek legal counsel and have had an opportunity to do so;

      v. You would not otherwise be entitled to the benefits provided under the Plan had you not agreed to execute this Release; and

      vi. Your agreement to the terms set forth above is voluntary.

Name:______________________________________

Signature:_________________________________        Date:
Received by:_______________________________        Date:

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